EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-102985, No. 333-87928, No. 333-67530, No. 333-66682 and No. 333-58142) pertaining to the 2000 U.S. Share Incentive Plan, as amended, 2000 Israeli Share Option Plan, as amended, 1996 U.S. Stock Option Plan, as amended, 1999 Israeli Share Option Plan, 1997 Israeli Share and Stock Option Incentive Plan and 2000 Employee Share Purchase Plan of Verisity Ltd. of our report dated January 10, 2003, with respect to the consolidated financial statements of Verisity Ltd. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 20, 2003